                                                                      BPH DRAFT
                                                                       11/25/97


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                         REGISTRATION RIGHTS AGREEMENT

                                  ---------

                               December 5, 1997



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                               TABLE OF CONTENTS


                                                                                                      Page
                                                                                                      ----
1.       Registration Rights...........................................................................  1
         1.1      Definitions..........................................................................  1
         1.2      Request for Registration.............................................................  2
         1.3      Emcore Registration..................................................................  3
         1.4      Obligations of Emcore................................................................  4
         1.5      Furnish Information..................................................................  5
         1.6      Expenses of Demand Registration......................................................  5
         1.7      Expenses of Emcore Registration......................................................  6
         1.8      Underwriting Requirements............................................................  6
         1.9      Delay of Registration................................................................  6
         1.10     Indemnification......................................................................  6
         1.11     Form S-3 Registration................................................................  8
         1.12     Assignment of Registration Rights....................................................  9
         1.13     "Market Stand-Off" Agreement.........................................................  9
         1.14     Limitation on Registration........................................................... 10
         1.15     Termination of Registration Rights................................................... 10

2.       Miscellaneous................................................................................. 10
         2.1      Successors and Assigns............................................................... 10
         2.2      Governing Law........................................................................ 11
         2.3      Counterparts......................................................................... 11
         2.4      Titles and Subtitles................................................................. 11
         2.5      Notices.............................................................................. 11
         2.6      Expenses............................................................................. 11
         2.7      Amendments and Waivers............................................................... 11
         2.8      Severability......................................................................... 11
         2.9      Aggregation of Stock................................................................. 12
         2.10     Entire Agreement; Amendment; Waiver.................................................. 12

Schedule A        Schedule of Holders

                                      i.


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                         REGISTRATION RIGHTS AGREEMENT



                  THIS REGISTRATION RIGHTS AGREEMENT is made as of the 5th day of December, 1997, by and among Emcore Corporation, a New Jersey corporation ("Emcore"), the persons or entities listed on Schedule A hereto, each of whom is herein referred to as a "Holder", and MicroOptical Devices, Inc., a Delaware corporation ("MODE").

                                   RECITALS

                  WHEREAS, Emcore and MODE are parties to that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement") pursuant to which MODE will merge with and into Emcore;

                  WHEREAS, pursuant to the terms of the Merger Agreement and in order to induce the Holders to consummate the transactions contemplated thereby, Emcore has agreed to grant certain registration rights to the Holders as herein set forth.

                  NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

                  1. Registration Rights. Emcore covenants and agrees as follows:

                  1.1 Definitions.  For purposes of this Section 1:

                  (a) The term "Act" means the Securities Act of 1933,
                      as amended.

                  (b) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by Emcore with the SEC.

                  (c) The term "Holder" means (i) the persons or entities listed on Schedule A or (ii) any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

                  (d) The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (e) The term "register", "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document by the SEC.

                  (f) The term "Registrable Securities" means (i) such number of shares of Common Stock of Emcore, issuable or issued to the Holders pursuant to the Merger Agreement, set forth opposite the name of each Holder on Schedule A hereto or (ii) any shares of Common Stock of Emcore issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the Emcore Common Stock referenced in
(i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

                  (g) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

                  (h) The term "SEC" shall mean the Securities and Exchange Commission.

                  All defined terms used, and not otherwise defined herein, shall have the meaning ascribed to such terms in the Merger Agreement.

                  1.2 Request for Registration.

                  (a) Subject to Section 1.14 below, in the event that Emcore
(i) has not filed a registration statement for the sale of its Common Stock within ninety (90) days after the Closing Date and (ii) receives, at any time thereafter, a written request from the Holders of the Registrable Securities then outstanding that Emcore file a registration statement under the Act covering the registration of at least 35% of the Registrable Securities then outstanding, then Emcore shall (i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders and (ii) effect as soon as practicable, and in any event within 90 days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b), within twenty (20) days of the mailing of such notice by Emcore in accordance with Section 2.5.

                  (b) If the Holders initiating request hereunder (the "Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise Emcore as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by Emcore and shall be reasonably acceptable to a majority in interest of the Holders. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's

                                      2.

Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with Emcore as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this
Section 1.2, if the underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each Holder.

                  (c) Notwithstanding the foregoing, if Emcore shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of Emcore stating that in the good faith judgment of the Board of Directors of Emcore, it would be detrimental to Emcore and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, Emcore shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after receipt of the request of the Holders; provided, however, that Emcore may not utilize this right more than once in any twelve-month period.

                  (d) In addition, Emcore shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

                                 (i) After Emcore has effected one
registration pursuant to this Section 1.2 and such registration has been declared or ordered effective;

                                 (ii) During the period starting with the date
sixty (60) days prior to Emcore's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that Emcore is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                                 (iii) If the Holders propose to dispose of
shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.11 below.

                  1.3 Emcore Registration. Subject to Section 1.14 below, if (but without any obligation to do so) Emcore proposes to register (including for this purpose a registration effected by Emcore for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in an Emcore stock plan, a registration on any form which does not include substantially the same

                                      3.


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information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), Emcore shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by Emcore in accordance with Section 2.5, Emcore shall, subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

                  1.4 Obligations of Emcore. Whenever required under this
Section 1 to effect the registration of any Registrable Securities, Emcore shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of Emcore; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.


                                      4.


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                  (d) Use its best efforts to register and qualify the
securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that Emcore shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by Emcore are then listed.

                  (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                  (i) Cause the Registration Statement to include in the plan of distribution (and other relevant sections) the names of the distributees or transferees of any Holders that are limited partnerships or limited liability companies provided in writing to Emcore so as to permit such transferees and distributees to make sales pursuant to such registration statement.

                  1.5 Furnish Information. It shall be a condition precedent to the obligations of Emcore to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to Emcore such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

                  1.6 Expenses of Demand Registration. Emcore shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to a registration pursuant to Section 1.2 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers, legal and accounting fees relating or apportionable

                                      5.

thereto, but excluding underwriting discounts and commissions relating to Registrable Securities.

                  1.7 Expenses of Emcore Registration. Emcore shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers, legal and accounting fees relating or apportionable thereto, but excluding underwriting discounts and commissions relating to Registrable Securities.

                  1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of Emcore's capital stock, Emcore shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between Emcore and the underwriters selected by it, and then only in such quantity as the underwriters determine in their sole discretion will not, jeopardize the success of the offering by Emcore. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by Emcore that the underwriters determine in their sole discretion is compatible with the success of the offering, then Emcore shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the Holders according to the total amount of securities entitled to be included therein owned by each Holder or in such other proportions as shall mutually be agreed to by such Holders.

                  1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

                  1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

                  (a) To the extent permitted by law, Emcore will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the 1934 Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact

                                      6.

required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by Emcore of the Act, the 1934 Act or any rule or regulation promulgated under the Act or the 1934 Act; and Emcore will pay to each such Holder, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Emcore, nor shall Emcore be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                  (b) To the extent permitted by law, each Holder will indemnify and hold harmless Emcore, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls Emcore within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act or the 1934 Act to the extent and only to the extent such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation that occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration, and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the gross proceeds from the offering received by such Holder.

                  (c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified

                                      7.

party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

                  (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission, provided that, in no event shall the amount contributed by any Holder under this subsection 1.10(d) exceed the gross proceeds from the offering received by such Holder.

                  (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                  (f) The obligations of Emcore and Holders under this Section
1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

                  1.11 Form S-3 Registration. Subject to Section 1.14 below, in case Emcore shall receive from any Holder or Holders a written request or requests that Emcore effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, Emcore will:

                  (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                  (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and

                                      8.

distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from Emcore; provided, however, that Emcore shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.11: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of Emcore entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $10,000,000; (3) if Emcore shall furnish to the Holders a certificate signed by the President of Emcore stating that in the good faith judgment of the Board of Directors of Emcore, it would be seriously detrimental to Emcore and its shareholders for such Form S-3 Registration to be effected at such time, in which event Emcore shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.11; provided, however, that Emcore shall not utilize this right more than once in any twelve month period; (4) if Emcore has, within the twelve (12) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.11; or
(5) in any particular jurisdiction in which Emcore would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                  (c) Subject to the foregoing, Emcore shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 1.12, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for Emcore, shall be borne pro rata by the Holder or Holders participating in the Form S-3 Registration. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

                  1.12 Assignment of Registration Rights. The rights to cause Emcore to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, provided: (a) Emcore is furnished with prior written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned;
(b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.


                                      9.

                  1.13 "Market Stand-Off" Agreement. Each Holder hereby agrees that, during the period of duration specified by Emcore and an underwriter of common stock or other securities of Emcore, following the effective date of a registration statement of Emcore filed under the Act, it shall not, to the extent requested by Emcore and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of Emcore held by it at any time during such period except common stock included in such registration; provided, however, that such market stand-off time period shall not exceed (180) days and all officers and directors of the Company enter into similar agreements.

                  In order to enforce the foregoing covenant, Emcore may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

                  1.14 Limitation on Registration. Emcore shall have no obligation to register any Registrable Securities under Sections 1.2, 1.3 or
1.11 of this Agreement in excess of 730,000 shares of Registrable Securities. In the event that the number of shares of Registrable Securities to be registered exceeds 730,000 shares of Registrable Securities, then the number of shares of Registrable Securities to be registered pursuant to this Agreement shall be allocated among all participating Holders as follows: (i) all participating Holders holding Registrable Securities that prior to the consummation of the transactions contemplated by the Merger Agreement were evidenced by shares of MODE common stock shall be entitled to include all of the Registrable Securities held by such Holders in any such registration and
(ii) participating Holders holding Registrable Securities that prior to the consummation of the transactions contemplated by the Merger Agreement were evidenced by shares of MODE preferred stock shall be entitled to include such number of shares of Registrable Securities as are permissible hereunder in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each such participating Holder.

                  1.15 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to
Section 1 shall terminate if (i) Emcore has registered 730,000 shares of Registrable Securities or (ii) all shares of Registrable Securities held by such Holder may immediately be sold under Rule 144 during any 90-day period.

                  2.   Miscellaneous.

                  2.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any

                                      10.

rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  2.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

                  2.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  2.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  2.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

                  2.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                  2.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Emcore and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and Emcore.

                  2.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.


                                      11.

                  2.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                  2.10 Entire Agreement; Amendment; Waiver. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Agreement shall supersede all prior agreements with regard to the subjects hereof and thereof in their entirety, including, without limitation, the registration rights contained in that certain Amended and Restated Registration Rights Agreement, dated July 16, 1996 by and among MODE, the Existing Stockholders (as defined therein) and the Purchasers (as defined therein), as amended, which prior agreements shall be null, void and of no further force or effect as of the date hereof.

                                      12.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   EMCORE CORPORATION



                        By:        /s/ Reuben F. Richards, Jr.
                                   --------------------------------------
                                   Reuben F. Richards, Jr., President

                        Address:   394 Elizabeth Ave.
                                   Somerset, New Jersey 08873


                                   HOLDERS



                        By:
                                   ------------------------------------

                        Address:
                                   ------------------------------------


                                   ------------------------------------


                                   MICROOPTICAL DEVICES, INC.



                        By:        /s/ Robert Bryan
                                   ------------------------------------
                        Name:
                        Title:

                        Address:   5601-C Midway Park Place, N.E.
                                   Albuquerque, New Mexico 87109


                                     13.

                                  SCHEDULE A



                                         NUMBER
                                       OF SHARES
                                          OF                     NUMBER
 NAME                             EMCORE COMMON STOCK          OF SHARES
  OF                                ISSUED TO SUCH           OF REGISTRABLE
HOLDER                                  HOLDER                 SECURITIES
------                                  ------                 ----------

Richard L. Hardison                      2,658                       665

Robert Bryan                           225,987                    56,497

Thomas M. Brennan                      225,987                    56,497

William B. Patton, Jr.                  86,850                    21,713

ARCH Venture Fund II, L.P.             329,701                   309,762

AM Fund I, L.P.                        104,034                   104,034

Murphree New Mexico                    173,391                   173,391
 Investors I, L.C.

AMP, Inc.                              184,951                   184,951

Shelby Private Placement                46,238                    46,238
 Group (MODE), LLC

Falcon Technology                       23,118                    23,118
 Partners II., L.P.

Harvey B. Cash                           5,779                     5,779

BDM International, Inc.                 26,586                     6,647

Clinton W. Bybee                        26,586                     6,647

-------------------------            ---------                   -------
Totals                               1,461,866                   995,939





                                      14.